EXHIBIT 21.1

Subsidiaries of the Registrant

All listed subsidiaries are wholly owned by the Corporation, directly or indirectly, unless otherwise noted.

Name	Jurisdiction of Organization
Battery Future Acquisition Corp.	Cayman Islands
Class Over Inc.	Delaware